EXHIBIT 99.1

Harvard Bioscience Acquires All Operations of HEKA Electronik

Expected to Add $4 Million to $5 Million in Revenue in 2015

Acquisition of Biomedical Instrumentation and Software Company Substantially Expands Harvard Bioscience's Impact in Electrophysiology Market

HOLLISTON, Mass., Jan. 8, 2015 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of equipment, instruments and solutions to advance life science, has acquired all of the operations of HEKA Elektronik, or HEKA, a privately held biomedical instrumentation and software business with headquarters in Germany, for a total of approximately $6 million in cash.

As a key developer of patch clamp amplifier instrumentation for biomedical research applications, HEKA substantially bolsters Harvard Bioscience's product portfolio in the electrophysiology market, including its two most recent acquisitions in Q4 2014. The acquisition is expected to add $4 million to $5 million in revenue in 2015 and is expected to be accretive to 2015 earnings.

Included in the acquisition of HEKA are: HEKA Electronik Dr. Schulze GmbH, based in Lambrecht, Germany; HEKA Electronics Incorporated, based in Chester, Nova Scotia, Canada; and HEKA Instruments Incorporated, based in Bellmore, New York.

Founded more than 45 years ago, HEKA has a diverse global customer base for its patch clamp business, which primarily consists of universities, research institutions, medical equipment manufacturers and distributors, chiefly in Europe and the United States. Harvard Bioscience expects HEKA's product line to complement its existing patch clamp and patch server product lines sold via its Warner Instruments and its recently acquired Multi Channel Systems businesses.

Jeffrey A. Duchemin, CEO and President of Harvard Bioscience, said, "The acquisition of HEKA builds on our acquisitions of Multi Channel Systems MCS GmbH and Triangle BioSystems, Inc., both completed last October. It will allow us to expand our presence and become one of the top leaders in the global electrophysiology market. Further building on the momentum of our other acquisitions, we will continue to strengthen our global marketing, distribution and sales capabilities."

Dr. Peter Schulze, former owner and CEO of HEKA Electronik, will help with a smooth transition to integrate HEKA operations into Harvard Bioscience. Dr. Schulze said, "For more than a century, Harvard Bioscience has distinguished itself in the life science research market. With many synergies between our businesses, I believe HEKA's business will be enhanced as part of Harvard Bioscience's expanded electrophysiology offerings."

Further details of the acquisition will be included in Harvard Bioscience's Form 8-K to be filed with the Securities and Exchange Commission. Harvard Bioscience was advised by EuroConsult on this transaction.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, catalogs, websites, and through distributors including GE Healthcare, Thermo Fisher Scientific Inc., VWR and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France and Canada. For more information, please visit our website at www.harvardbioscience.com.

About HEKA Electronik

For over 45 years, HEKA has designed and manufactured sophisticated instrumentation and software for biomedical and industrial research applications. Through the years, HEKA has achieved an unparalleled reputation for precision and quality.

Safe Harbor Statement

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, expectations regarding revenues and accretive earnings attributable to the acquisitions, statements or inferences about Harvard Bioscience's or management's beliefs or expectations, the company's anticipated future revenues and earnings, the strength of the company's market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the company's business strategy, the positioning of the company for growth, the market demand and opportunity for the company's current products, or products it is developing or intends to develop, and the company's plans, objectives and intentions that are not historical facts. These statements involve risks and uncertainties, including among other things, unanticipated costs relating to the acquisitions; the company's failure to integrate the acquired businesses or technologies; the company's inability to manage its growth; competition from the company's competitors; technological changes resulting in the company's products becoming obsolete; the company's ability to retain key personnel; failure or inadequacy of the company's information technology structure; and other factors that may cause the actual results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Bioscience expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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CONTACT: Harvard Bioscience
         Jeffrey A. Duchemin
         President and Chief Executive Officer
         Tel: (508) 893-8999
         Investor and Public Relations:
         Dian Griesel Int'l.
         Cheryl Schneider/Susan Forman
         (212) 825-3210